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                                                                       Exhibit 5


 ASHLAND INC, . P.O. BOX 381 . ASHLAND, KENTUCKY 41114 . PHONE (606) 329-3333

   THOMAS L. FEAZELL
   Senior Vice President,
   General Counsel and Secretary            March 20, 1998
   (606) 329-3403
   (606) 329-3559 (FAX)

   Ashland Inc.
   1000 Ashland Drive
   Russell, Kentucky 41169

   Dear Sirs:

           As Senior Vice President, General Counsel and Secretary of Ashland Inc. ("Ashland"), I have examined and am familiar with the Second Restated Articles of Incorporation and Bylaws of Ashland, both as amended. I am also familiar with the corporate proceedings taken by the Board of Directors of Ashland on January 28, 1998 to authorize the filing with the Securities and Exchange Commission of a Form S-4 Registration Statement covering $150,000,000 principal amount of Debt Securities (the "Debt Securities") of Ashland to be issued under an Indenture dated as of August 15, l989, as amended and restated as of August 15, 1990 (the "Indenture"), entered into by Ashland and Citibank, N.A. I have also examined originals or copies certified or otherwise identified to my satisfaction of such corporate records and other documents as I have deemed necessary or appropriate for purposes of this opinion.

        Based on the foregoing, I am of the opinion that:

           1. Ashland is a duly incorporated and validly existing corporation under the laws of the Commonwealth of Kentucky.

           2. The execution and delivery of the Indenture has been validly authorized; the Indenture has been duly executed and delivered by Ashland, constitutes a legal, valid and binding agreement of Ashland enforceable against Ashland in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to the availability of equitable remedies); and the Debt Securities when duly executed and authenticated on behalf of Ashland and issued and sold in accordance with such corporate proceedings and the Indenture, will be validly authorized and issued and will constitute valid and binding obligations of Ashland enforceable against Ashland in accordance with their terms (subject as aforesaid) and will be entitled to the benefits of the Indenture.

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   Ashland Inc.
   March 20, 1998
   Page 2


            I know that I am referred to under the heading "Legal Matters" in the Registration Statement on Form S-4 and related Prospectus of Ashland with respect to the Debt Securities, filed with the Securities and Exchange Commission, and consent thereto and to the filing of this opinion as an Exhibit to such Registration Statement.

                                    Very truly yours,

                                    /s/ Thomas L. Feazell

                                    Thomas L. Feazell